Exhibit 99.03
Page 1
Southern Company
Significant Factors Impacting EPS

	Three Months Ended March
	2019	2018	Change
Earnings Per Share–
As Reported[1] (See Notes)	$2.01	$0.93	$1.08

Significant Factors:
Traditional Electric Operating Companies			$(0.05)
Southern Power			(0.06)
Southern Company Gas			(0.01)
Parent Company and Other			1.25
Increase in Shares			(0.05)
Total–As Reported			$1.08

	Three Months Ended March
Non-GAAP Financial Measures	2019	2018	Change
Earnings Per Share–
Excluding Items (See Notes)	$0.70	$0.88	$(0.18)

Total–As Reported			$1.08
Acquisition, Disposition, and Integration Impacts[2]			(1.31)
Estimated Loss on Plants Under Construction[3]			(0.03)
Wholesale Gas Services[4]			0.05
Adoption of Tax Reform[5]			0.03
Total–Excluding Items			$(0.18)

- See Notes on the following page.

Exhibit 99.03

Southern Company
Significant Factors Impacting EPS

Notes

(1)	For the three months ended March 31, 2019 and 2018, dilution does not change basic earnings per share by more than 2 cents and is not material.

(2)
Earnings for the three months ended March 31, 2019 primarily include a $2.5 billion pre-tax gain ($1.3 billion after tax) on the sale of Gulf Power Company. Earnings for the three months ended March 31, 2018 include: (i) a $42 million (pre tax and after tax) goodwill impairment charge associated with the sale of Pivotal Home Solutions and (ii) $20 million pre tax ($15 million after tax) of other acquisition, disposition, and integration costs. Further impacts are expected to be recorded in 2019 in connection with the sale of Gulf Power Company, as well as impacts related to Southern Power Company's announced sales of Plants Mankato and Nacogdoches. Further costs are also expected to continue to occur in connection with the integration of Southern Company Gas; however, the amount and duration of such expenditures are uncertain.

(3)
Earnings for the three months ended March 31, 2019 and 2018 include charges and associated legal expenses related to Mississippi Power Company's integrated coal gasification combined cycle facility project in Kemper County, Mississippi (Kemper IGCC). Additional pre-tax closure costs, including mine reclamation, of up to $25 million for Mississippi Power Company's Kemper IGCC may occur through 2020. Mississippi Power Company is also currently evaluating its options regarding the final disposition of the carbon dioxide pipeline and is in discussions with the Department of Energy regarding property closeout and disposition, for which the related costs could be material.

(4)
Earnings for the three months ended March 31, 2019 and 2018 include the Wholesale Gas Services business of Southern Company Gas. Presenting earnings and earnings per share excluding Wholesale Gas Services provides investors with an additional measure of operating performance that excludes the volatility resulting from mark-to-market and lower of weighted average cost or current market price accounting adjustments.

(5)
Earnings for the three months ended March 31, 2018 include additional net tax benefits as a result of implementing federal tax reform legislation, which was signed into law in December 2017. During 2018, Southern Company obtained and analyzed additional information that was not initially available or reported as provisional amounts at December 31, 2017. Additional adjustments are not expected. Management also used such measures to evaluate Southern Company's performance.